     Exhibit 99.1

Lexaria Announces Research on Nonsteroidal Anti-Inflammatory Drugs

Kelowna, BC / May 10, 2017 / Lexaria Bioscience Corp (OTCQB:LXRP) (CSE:LXX) (the “Company”, “Lexaria”) announces plans for research and formulation development (“R&D”) on nonsteroidal anti-inflammatory drugs (“NSAIDs”) utilizing its patented technology and as provisioned within its previously announced 2017 & 2018 R&D program.

Lexaria will conduct in vitro absorption studies utilizing the Company’s technology to examine improvements in absorption across human intestinal tissue, which is expected to be followed by in vivo (animal) studies to confirm the Company’s hypothesis regarding first-pass liver metabolism. The Company postulates that its technology may enable oral delivery of NSAIDs without encountering first-pass liver metabolism, which has the potential to greatly reduce corresponding liver damage.

Pain-relief drugs are comprised mostly of NSAIDs and of opioids and represented a $36.6 billion market in 2014. (MSP, BCC Research - The Global Market for Pain Management Drugs and Devices, September 2015) Long term use or overuse of NSAID’s has been associated with chronic liver conditions that can be debilitating and even cause death

Common generic forms of NSAIDS are products such as Aspirin, Ibuprofen, Naproxen, Diclofenac and others. Acetaminophen is sometimes included within this list. More effective absorption of NSAIDS may also lead to more effective pain killing properties, thus allowing for fewer opioid medication prescriptions. Prescription based opioid medications are responsible for nearly 18,000 deaths annually in the USA. (National Institute of Health)

Lexaria has a total of 18 patents pending – including the delivery of NSAIDs - and patent applications filed in more than 40 countries worldwide.

Separately, Lexaria also announces it has received US$34,753.40 from the exercise of warrants previously granted. The stock warrants were exercised at prices of US$0.2273 and US$0.1818, for a total of 156,750 common shares being issued. All warrants are being exercised by third parties who are neither officers nor directors of the Company.

No commissions or placement fees have been paid related to the funds received from this warrant exercise. Proceeds will be used for general corporate purposes. Lexaria extends its thanks to its loyal shareholders for their continued support.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. Plans can change thus there is no assurance that any currently planned R&D will in fact occur, or that any R&D will provide successful or useful data or results. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA)or by Health Canada. Lexaria products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.